UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-A/A

                                 AMENDMENT NO. 2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                            THE PENN TRAFFIC COMPANY
             (Exact name of registrant as specified in its charter)

             DELAWARE                                         25-0716800
--------------------------------------------------------------------------------
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                             Identification No.)

1200 STATE FAIR BOULEVARD, SYRACUSE, NEW YORK                  13221-4737
--------------------------------------------------------------------------------
(Address of principal executive offices)                       (Zip Code)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [_]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration file number to which this form relates (if applicable): 333-121001 Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $.01 per share

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.      DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

             On April 13, 2005, The Penn Traffic Company, a Delaware corporation (the "COMPANY"), emerged from Chapter 11 proceedings pursuant to the First Amended Joint Plan of Reorganization of The Penn Traffic Company and its Affiliated Debtors and Debtors in Possession filed with the United States Bankruptcy Court for the Southern District of New York (the "BANKRUPTCY COURT") on February 4, 2005 (as amended, the "PLAN"), which was confirmed by the Bankruptcy Court on March 17, 2005. The Plan is incorporated by reference as
Exhibit 2.1 hereto, and the order confirming the Plan is incorporated by reference as Exhibit 2.2 hereto.

             Pursuant to the Plan, all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company, were cancelled, and the Company will issue up to an aggregate of 10,000,000 shares of its new common stock, par value $0.01 per share (the "NEW COMMON STOCK"), to certain holders of allowed claims and holders of the Company's 11% Senior Notes due 2009 under the terms of the Plan.

             The following description of the New Common Stock and certain provisions of the Company's Second Amended and Restated Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION") and Second Amended and Restated By-Laws (the "BY-LAWS") is a summary and is qualified in its entirety by the Certificate of Incorporation and By-Laws, copies of which are filed as Exhibits 3.1 and 3.2, respectively, hereto.

             Pursuant to the Certificate of Incorporation, the total number of shares of stock which the Company shall have authority to issue is 16,000,000, consisting of (i) 15,000,000 shares of Common Stock, par value $0.01 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the "PREFERRED STOCK"). The Certificate of Incorporation provides that the Company shall not issue any nonvoting equity securities to the extent prohibited by
Section 1123(a)(6) of the United States Bankruptcy Code (the "BANKRUPTCY CODE") for so long as such Section is in effect and applicable to the Company.

DESCRIPTION OF COMMON STOCK

             Subject to the rights of the holders of Preferred Stock and any other provisions of the Certificate of Incorporation, the holders of shares of New Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Company legally available therefor. In the event of a liquidation, dissolution, winding up of, or any dissolution of the assets of the Company, the holders shares of New Common Stock are entitled to receive the assets and funds of the Company legally available for distribution, in proportion to the number of shares held by them, respectively. Holders of shares of New Common Stock have no preemptive rights, subscription rights or conversion rights. The shares of New Common Stock are not subject to sinking fund provisions or redemption. All of the outstanding shares of New Common Stock are duly authorized, validly issued, fully paid, and nonassessable. The issuance of shares of New Common Stock under the Plan is exempt from registration under the Securities Act of 1933, as amended (the "SECURITIES ACT"), pursuant to Section 1145 of the Bankruptcy Code and any subsequent transactions in the New Common Stock so issued are exempt from registration under the Securities Act unless the holder is deemed an "underwriter" under Section 1145(b) of the Bankruptcy Code.

             Each holder of shares of New Common Stock is entitled to cast one vote in person or by proxy for each share owned of record at every meeting of stockholders on all matters submitted to a vote of stockholders of the Company, including the election of directors. Such right to vote shall be subject to the right of the board of directors of the Company (the "BOARD OF DIRECTORS") to fix a record date for voting stockholders.

PREFERRED STOCK

             The Company is also authorized to issue 1,000,000 shares of Preferred Stock. No shares of Preferred Stock will be outstanding upon the consummation of the Plan. The Board of Directors is expressly authorized, by resolution or resolutions, to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereon, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "PREFERRED STOCK DESIGNATION") and as may be permitted by law. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the holders of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

ITEM 2.      EXHIBITS.

             All of the following exhibits have been filed as exhibits to the Registration Statement, and are hereby incorporated by reference:


    EXHIBIT NUMBER                   DESCRIPTION OF EXHIBIT
--------------------------------------------------------------------------------

         2.1 First Amended Joint Plan of Reorganization Plan of The Penn Traffic Company and its Affiliated Debtors and Debtors in Possession, dated February 4, 2005 (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by the Company on March 24, 2005).

         2.2 Order and Judgment Confirming First Amended Joint Plan of Reorganization of The Penn Traffic Company and its Affiliated Debtors and Debtors-in-Possession under Chapter 11 of the Bankruptcy Code dated February 4, 2005 and Granting Related Relief (incorporated by reference to Exhibit 2.5 of the Current Report on Form 8-K filed by the Company on March 24, 2005).

         3.1 Second Amended and Restated Certificate of Incorporation of the Company.

         3.2             Second Amended and Restated By-laws of the Company.

                                    SIGNATURE


             Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: April 13, 2005

                                        THE PENN TRAFFIC COMPANY



                                        By: /s/ Francis D. Price, Jr.
                                            -----------------------------
                                            Name:   Francis D. Price, Jr.
                                            Title:  Vice President

                                INDEX TO EXHIBITS


    EXHIBIT NUMBER                   DESCRIPTION OF EXHIBIT
--------------------------------------------------------------------------------

         2.1 First Amended Joint Plan of Reorganization Plan of The Penn Traffic Company and its Affiliated Debtors and Debtors in Possession, dated February 4, 2005 (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by the Company on March 24, 2005).

         2.2 Order and Judgment Confirming First Amended Joint Plan of Reorganization of The Penn Traffic Company and its Affiliated Debtors and Debtors-in-Possession under Chapter 11 of the Bankruptcy Code dated February 4, 2005 and Granting Related Relief (incorporated by reference to Exhibit 2.5 of the Current Report on Form 8-K filed by the Company on March 24, 2005).

         3.1 Second Amended and Restated Certificate of Incorporation of the Company.

         3.2             Second Amended and Restated By-laws of the Company.